Exhibit 12a

STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF

EARNINGS TO FIXED CHARGES

(Dollars in Thousands)

                                            12 Months
                                               Ending               Year Ended December 31,
                                    December 31, 2000         1999        1998         1997        1996
----------------------------------- ------------------ ------------ ----------- ------------ -----------
EARNINGS AVAILABLE FOR
 FIXED CHARGES
  Pre-tax income:
    Income from continuing
      operations per statement
      of income                              $193,831     $185,567    $169,612     $125,698    $167,351
    Federal income taxes                      128,973      109,164     105,814       44,916     106,876
    Federal income taxes charged
      to other income - net                     1,411        2,909       3,986       14,807         (784)
    Capitalized interest                       (1,264)     (3,692)      (1,782)        (360)        (600)
    Undistributed (earnings) or
      losses of less-than-
      fifty-percent-owned
      entities                                     --           --          --        (608)         460
----------------------------------- ------------------ ------------ ----------- ------------ -----------
Total                                        $322,951     $293,948    $277,630     $184,453    $273,303
----------------------------------- ------------------ ------------ ----------- ------------ -----------

  Fixed charges:
    Interest expense                         $184,405     $160,966    $146,248     $123,543    $122,635
    Other interest                              1,264        3,692       1,782          360         600
    Portion of rentals
      representative of the
      interest factor                           5,002        4,575       2,878        3,143       4,187
----------------------------------- ------------------ ------------ ----------- ------------ -----------
Total                                        $190,671     $169,233    $150,908     $127,046    $127,422
----------------------------------- ------------------ ------------ ----------- ------------ -----------

  Earnings available for
    combined fixed charges                   $513,622     $463,181    $428,538     $311,499    $400,725
RATIO OF EARNINGS TO
  FIXED CHARGES                                 2.69x        2.74x       2.84x        2.45x       3.14x

Exhibit 12b

STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollars in Thousands)

                                                  12 Months
                                                     Ending                       Year Ended December 31,
                                           December 31, 2000         1999         1998         1997         1996
-------------------------------------- ---------------------- ------------ ------------ ------------ ------------
EARNINGS AVAILABLE FOR COMBINED
 FIXED CHARGES AND PREFERRED
 DIVIDEND REQUIREMENTS

  Pretax income:
    Income from continuing
      operations per statement
      of income                                     $193,831     $185,567     $169,612     $125,698     $167,351
    Federal income taxes                             128,973      109,164      105,814       44,916      106,876
    Federal income taxes charged
      to other income - net                            1,411        2,909        3,986      14,807           (784)
-------------------------------------- ---------------------- ------------ ------------ ------------ ------------
Subtotal                                             324,215      297,640      279,412      185,421      273,443
  Capitalized interest                               (1,264)      (3,692)       (1,782)        (360)         (600)
  Undistributed (earnings) or
    losses of less-than-fifty-
    percent-owned entities                                --           --          --          (608)         460
-------------------------------------- ---------------------- ------------ ------------ ------------ ------------
Total                                               $322,951     $293,948     $277,630     $184,453     $273,303
-------------------------------------- ---------------------- ------------ ------------ ------------ ------------

  Fixed charges:
    Interest expense                                $184,405     $160,966     $146,248     $123,543     $122,635
    Other interest                                     1,264        3,692        1,782          360          600
    Portion of rentals
      representative of the
      interest factor                                  5,002        4,575        2,878        3,143        4,187
-------------------------------------- ---------------------- ------------ ------------ ------------ ------------
Total                                               $190,671     $169,233     $150,908     $127,046     $127,422
-------------------------------------- ---------------------- ------------ ------------ ------------ ------------

Earnings available for
  combined fixed charges
  and preferred dividend
  Requirements                                      $513,622     $463,181     $428,538     $311,499     $400,725

DIVIDEND REQUIREMENT:
  Fixed charges above                               $190,671     $169,233     $150,908     $127,046     $127,422
  Preferred dividend
    requirements below                                15,044       17,747       21,421       26,266       36,242
-------------------------------------- ---------------------- ------------ ------------ ------------ ------------
Total                                               $205,715     $186,980     $172,329     $153,312     $163,664
-------------------------------------- ---------------------- ------------ ------------ ------------ ------------

                                          12 Months
                                             Ending
                                  December 31, 2000        1999         1998         1997        1996
--------------------------------- ------------------ ----------- ------------ ------------ -----------
RATIO OF EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERRED
  DIVIDEND REQUIREMENTS                        2.50        2.48         2.49         2.03        2.45

COMPUTATION OF PREFERRED
  DIVIDEND REQUIREMENTS:
  (a) Pre-tax income                       $324,215    $297,640     $279,412    $185, 421    $273,443
  (b) Income from continuing
        operations                         $193,831    $185,567     $169,612     $125,698    $167,351
  (c) Ratio of (a) to (b)                    1.6727      1.6039       1.6474       1.4751      1.6339
  (d) Preferred dividends                   $ 8,994    $ 11,065     $ 13,003     $ 17,806    $ 22,181
  Preferred dividend
    requirements
      [(d) multiplied by (c)]              $ 15,044    $ 17,747     $ 21,421     $ 26,266    $ 36,242